SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14C
(Rule 14c-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[   ]   Preliminary Information Statement

[   ]   Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)

[X]   Definitive Information Statement

GENIUS PRODUCTS, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)   Title of each class of securities to which transaction applies.

(2)   Aggregate number of securities to which transaction applies.

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined).

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[   ]  Fee paid previously with preliminary materials

[   ]  Check box if any part of the fee is offset as provided by Exchange Act  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California  90404

October 31, 2007

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To our Stockholders:

The purpose of this letter is to inform you that stockholders of Genius Products, Inc., a Delaware corporation (hereinafter referred to as the “Company”, “we”, “us” or “our”), holding voting rights equivalent to 70% of the outstanding shares of our common stock executed written consents in lieu of a special meeting approving a reverse stock split of our common stock in an exchange ratio of (i) one-for-five, (ii) one-for-six, (iii) one-for-seven, or (iv) one-for-eight (the “Reverse Stock Split”), with our Board of Directors retaining the discretion of whether to implement the Reverse Stock Split and which exchange ratio to implement.  Our Board of Directors approved the proposed Reverse Stock Split on September 28, 2007, but our Board has not yet determined whether to implement it or which exchange ratio to implement.

The accompanying Information Statement, which describes the above corporate actions in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.  Under the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws, stockholder action may be taken by written consent without a meeting of stockholders.  The above-described action by our Board of Directors and the written consent of our stockholders is sufficient under the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Bylaws to approve the Reverse Stock Split.  Accordingly, the Reverse Stock Split will not be submitted to the other stockholders of the Company for a vote.  Pursuant to Rule 14c-2 under the Exchange Act, the Reverse Stock Split will not be implemented until at least twenty (20) calendar days after the mailing of this Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law.  We will first mail this Information Statement to stockholders on or about October 31, 2007.

October 31, 2007	By Order of the Board of Directors of Genius Products, Inc.

By: /s/ Trevor Drinkwater
Trevor Drinkwater Chief Executive Officer

GENIUS PRODUCTS, INC.
2230 Broadway
Santa Monica, California  90404
_________________________________

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER
_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

_______________________________________________________________

We are sending you this Information Statement solely for the purpose of informing our stockholders of record as of October 31, 2007 (the “Mailing Date”) in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by our stockholders by written consent in lieu of a special meeting.  No action is requested or required on your part.

What actions were taken by the written consent in lieu of a special meeting?

Stockholders of the Company holding voting rights equivalent to 70% of the outstanding shares of our common stock executed written consents in lieu of a special meeting approving a reverse stock split of our common stock in an exchange ratio of (i) one-for-five, (ii) one-for-six, (iii) one-for-seven, or (iv) one-for-eight (the “Reverse Stock Split”), with our Board of Directors retaining the discretion of whether to implement the Reverse Stock Split and which exchange ratio to implement.  Our Board of Directors approved the proposed Reverse Stock Split on September 28, 2007, but our Board has not yet determined whether to implement it or which exchange ratio to implement.  If our Board elects to effect the Reverse Stock Split, the form of the Certificate of Amendment (the “Reverse Stock Split Amendment”) that would be filed with the Delaware Secretary of State is attached as Appendix A.  Additional information regarding the Reverse Stock Split is set forth below under “Approval Granting Our Board of Directors with the Authority to Implement the Reverse Stock Split.”

How many shares were voted for the actions?

Under applicable law and our Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), the approval of (i) our stockholders holding at least a majority of the voting interests in the Company voting together as a single class and (ii) the holders of at least a majority of the outstanding shares of Series W Preferred Stock voting separately as a single class are required to approve the Reverse Stock Split.  Such approvals have been received, and consequently no further stockholder action is required to approve and adopt the Reverse Stock Split.  See “Approval Granting Our Board of Directors with the Authority to Implement the Reverse Stock Split – Vote Required” below for further information.

Am I entitled to dissenter’s rights?

The Delaware General Corporation Law does not provide for dissenter’s rights for the foregoing actions taken by written consent in lieu of a special meeting.

APPROVAL GRANTING OUR BOARD OF DIRECTORS
WITH THE AUTHORITY TO IMPLEMENT THE REVERSE STOCK SPLIT

Introduction

As of October 29, 2007 (the “Record Date”), stockholders holding the necessary voting rights approved a proposal to permit us to amend our Restated Certificate of Incorporation to allow our Board of Directors to effect a Reverse Stock Split of our common stock on the terms described in this Information Statement.  The amendment approved by the stockholders does not specify the ratio for the Reverse Stock Split but rather approves a range for a Reverse Stock Split of (i) one-for-five, (ii) one-for-six, (iii) one-for-seven, or (iv) one-for-eight.  The form of Certificate of Amendment to the Restated Certificate of Incorporation to effect the Reverse Stock Split is attached to this Information Statement as Appendix A.

The approval becomes effective twenty (20) days after the mailing of this Information Statement.  Upon this approval becoming effective, our Board of Directors will be authorized, in its sole discretion, to implement the Reverse Stock Split at the exchange ratio determined by the Board at any time within 12 months from the Record Date, or to abandon the Reverse Stock Split.  The Board will set the ratio for the Reverse Stock Split or abandon the Reverse Stock Split as it determines is advisable considering relevant market conditions at the time of the Reverse Stock Split.  We believe that approval of this discretion to the Board provides the Board with maximum flexibility to react to current market conditions and to therefore act in the best interests of the Company and our stockholders.  In setting the ratio for the Reverse Stock Split, the intention of our Board of Directors would be to increase the stock price sufficiently above the minimum bid price that may be required for listing on The NASDAQ Stock Market (“NASDAQ”) or another national stock exchange so that we may become eligible for listing without being subjected to delisting for failure to meet the minimum bid price absent a significant percentage decline in our stock price.  The Company has applied to list its Common Stock on the NASDAQ Global Market.

Vote Required; Written Consent Obtained

As of the Record Date, there were 67,673,344 shares of common stock outstanding and 100 outstanding shares of Series W Preferred Stock.  Each holder of our common stock is entitled to one vote for each share held by such holder.   All of the shares of Series W Preferred Stock were issued to affiliates of The Weinstein Company LLC (“TWC”) on July 21, 2006 at the closing of our strategic transaction with TWC (the “TWC Transaction”) described below under “Change-in-Control – The Weinstein Transaction”.

So long as the holders of the Series W Preferred Stock and their permitted transferees (collectively, the “TWC Holders”) (i) own the shares of Series W Preferred Stock, and (ii) collectively beneficially own or have the right to beneficially own upon conversion, exchange, or redemption of Class W Units of the Distributor pursuant to the operating agreement of the Distributor (the “LLC Agreement”) of at least 20% of our outstanding shares of common stock (assuming conversion, exchange or redemption of the Class W Units and excluding shares of common stock issuable upon exercise of outstanding options, warrants or other convertible securities of the Company), the shares of Series W Preferred Stock will generally have, in the aggregate, voting rights and powers equal to the greatest of:

•	100 votes;

•
the number of votes attributable to the number of shares of common stock that TWC Holders and their permitted transferees beneficially own, including without limitation those shares of common stock which they have the right to acquire, upon conversion, exchange or redemption of Class W Units pursuant to the LLC Agreement, less the number of votes attributable to the shares of common stock which TWC Holders and their permitted transferees may vote directly; and

•
the number of votes that, together with all other votes entitled to be directly cast by the holders of the shares of Series W Preferred Stock on such Record Date, whether by virtue of beneficial ownership of our capital stock, proxies, voting trusts or otherwise, entitle the holders of the shares of Series W Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of our capital stock.

Under the terms of the LLC Agreement and based on our current capitalization, the Class W Units in the Distributor held by the TWC Holders are redeemable, at their option at any time from one year after the closing of the TWC Transaction, for up to 70% of our outstanding common stock, or with their approval, cash.  Consequently, as of the Record Date, the TWC Holders have aggregate voting rights equivalent to 70% of our outstanding shares of common stock.

Under Delaware General Corporation Law and the provisions of our Restated Certificate of Incorporation and Bylaws, approval of the Reverse Stock Split requires the affirmative vote or written consent of (i) holders of at least a majority of the voting interests in the Company voting together as a single class and (ii) holders of at least a majority of the outstanding shares of Series W Preferred Stock, voting separately as a single class.  The written consent approving the Reverse Stock Split was executed by the holders of all of the outstanding shares of Series W Preferred Stock, which represented as of the Record Date voting interests equivalent to 70% of our outstanding common stock.  Consequently, the  corporate action described in this Information Statement was approved without the vote or written consent of any other stockholders of the Company.

Background of the Reverse Stock Split

Our common stock is traded on the over-the-counter bulletin board (“OTC Bulletin Board”) maintained by the National Association of Securities Dealers (“NASD”).  We would like to list our common stock on NASDAQ or on another national stock exchange, but we do not currently meet the listing requirements for NASDAQ or any other national stock exchange.  In order to list our common stock on The NASDAQ Global Market, we would be required to have a minimum bid price of $5.00 per share.  As of the Record Date, the closing price of our common stock, as listed on the OTC Bulletin Board, was $2.45 per share.  The Company has applied to list its Common Stock on the NASDAQ Global Market.

The approval of the proposal relating to the Reverse Stock Split gives our Board the flexibility to implement a Reverse Stock Split intended to increase our minimum bid price.   After giving effect to the Reverse Stock Split, we anticipate that we would be eligible for listing on the NASDAQ Global Market.  Such a listing would in any event be subject to approval of NASDAQ, including our satisfaction of the minimum trading price requirement established by NASDAQ.  However, even if the Reverse Split is implemented, we cannot assure you that we will be able to achieve listing of our common stock on NASDAQ or another national stock exchange.

Reasons for the Reverse Stock Split

The authority to implement a Reverse Stock Split will enable us to seek to increase the market price per share of our common stock in an effort to meet the listing requirements of NASDAQ or another national stock exchange.  The Board also believes that an increased per share price of our common stock that is expected to result from a Reverse Stock Split may increase the attractiveness of our common stock to prospective investors and the financial community.

In reaching its decision to seek and recommend authority to implement a Reverse Stock Split, the Board considered, among many other factors, the consequences of our common stock not now being listed on NASDAQ or another national stock exchange.  Our common stock is currently quoted on the OTC Bulletin Board maintained by the NASD.  Our Board believes that the liquidity and marketability of shares of our common stock has been adversely affected by virtue of not being traded on NASDAQ or another national stock exchange.  As a result, investors might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

In addition, since our common stock does not trade on NASDAQ or on any other national stock exchange and since the trading price of our common stock has continued to be less than $5.00 per share, trading in our common stock is subject to certain rules under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors.  The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which may further affect the liquidity of our common stock.

For the above reasons, we believe that current and prospective investors will view an investment in our common stock more favorably if our shares are listed on NASDAQ or a national stock exchange than if our common stock trades on the OTC Bulletin Board.  In addition, we also believe that being listed on NASDAQ or a national stock exchange will be viewed more favorably by prospective and actual customers, partners and employees.

Our Board believes that the Reverse Stock Split and anticipated increase in the per share price of our common stock should also enhance the acceptability and marketability of our common stock to the financial community and investing public.  Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock.  Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks.  Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks due to, among other reasons, the trading volatility often associated with lower-priced stocks.   Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.   It should be noted that the liquidity of our common stock may be adversely affected by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split.  The Board of Directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

We cannot assure you that the Reverse Stock Split will have any of the desired consequences described above.  Specifically, we cannot assure you that after the Reverse Stock Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Stock Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Stock Split or that we will be able to achieve listing of our common stock on NASDAQ or a national stock exchange.

The effect of a Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar Reverse Stock Splits for companies in like circumstances is varied.  It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and there can be no assurance that the market price per share after the Reverse Stock Split will either exceed or remain in excess of the minimum bid price required for listing on NASDAQ or another national stock exchange for a sustained period of time.  The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance.

As noted above, the liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our common stock.

Board Discretion to Implement the Reverse Stock Split

The authority to implement the Reverse Stock Split will become effective twenty (20) calendar days after the mailing of this Information Statement to our stockholders.  We will first mail this Information Statement to stockholders on or about October 31, 2007.  Upon this approval becoming effective, our Board of Directors will be authorized, in its sole discretion, to implement the Reverse Stock Split at the exchange ratio determined by the Board at any time within 12 months from the Record Date, or to abandon the Reverse Stock Split.

After the authority becomes effective, the Reverse Stock Split Amendment will be effected only upon the Board’s determination that the Reverse Stock Split is then in the best interests of the Company and our stockholders and its establishment of an appropriate ratio for the Reverse Stock Split based on factors at the time.  The Board will consider, among other factors, prevailing market conditions, the likely effect of the Reverse Stock Split on the market price of our common stock and on our compliance with applicable listing requirements, and the marketability and liquidity of our common stock.  The actual timing of the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split will be determined by the Board.  In addition, if for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Reverse Stock Split Amendment, without further action by the stockholders of the Company. The Reverse Stock Split will be effective as of the effective date (the “Effective Date”) of the Reverse Stock Split Amendment.

Upon the filing of the Reverse Stock Split Amendment, without further action on the part of the Company or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Date would be converted into a lesser number of shares of Common Stock calculated in accordance with the terms of the amendment to our charter based on a Reverse Stock Split ratio of one-for-five, one-for-six, one-for-seven or one-for-eight.  For example, if a stockholder presently holds 100 shares of common stock, he, she or it would hold 20 shares of common stock following a one-for-five Reverse Stock Split.

Effect of the Reverse Stock Split

After the Effective Date of the proposed Reverse Stock Split, each common stockholder will own a reduced number of shares of our common stock.  However, the proposed Reverse Stock Split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interest in us, except to the extent that the Reverse Stock Split results in any of our common stockholders owning a fractional share as described below.  Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares).  For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split.  The number of stockholders of record will not be affected by the proposed Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed Reverse Stock Split).

The table below shows the approximate number of common shares that would be issued and outstanding upon the implementation of the Reverse Stock Split at each ratio from one-for-five to one-for-eight based on our capitalization as of the Record Date.   The calculation below does not take into account fractional shares that will be paid in cash.

Shares Issued and Outstanding
As of the Record Date	67,673,344
If 1-for-5 Reverse Stock Split Enacted	13,534,668
If 1-for-6 Reverse Stock Split Enacted	11,278,890
If 1-for-7 Reverse Stock Split Enacted	9,667,620
If 1-for-8 Reverse Stock Split Enacted	8,459,168

Although the proposed Reverse Stock Split will not affect the rights of common stockholders or any common stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of common stock and preferred stock will not be reduced.  This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Restated Certificate of Incorporation or bylaws.

Other than shares reserved for issuance upon exercise of outstanding stock options and warrants and shares that may be reserved in the future upon future grants of stock options in accordance with our stock option plans, we have no plans at the present time to issue additional shares of our common stock.  Nevertheless, our Board of Directors may, from time to time, deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. In that event, our Board of Directors would seek approval of the stockholders if required at that time. The Reverse Stock Split is not part of any plan or proposal to “take the Company private”.  Rather, the Reverse Stock Split is intended to enable us to remain public and to increase the possibility that our common stock may become eligible for trading on NASDAQ or another national stock exchange.

The proposed Reverse Stock Split will reduce the number of shares of common stock available for issuance upon exercise of our outstanding stock options in proportion to the exchange ratio of the Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options.  In connection with the proposed Reverse Stock Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.  The proposed Reverse Stock Split would have a similar effect upon our outstanding warrants and stock purchase rights under our stockholder rights plan.

Although we believe that a Reverse Stock Split may be in the best interests of the Company and our stockholders, if implemented, the Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. In addition, a Reverse Stock Split may make it more difficult for us to meet other requirements for listing on NASDAQ or a national stock exchange relating to the minimum number of shares that must be in the public float and the minimum number of round lot holders.

Our common stock is currently registered under Section 12(g) of the Exchange Act , and we are subject to the periodic reporting and other requirements of the Exchange Act.  The proposed Reverse Stock Split will not affect the registration of the common stock under the Exchange Act.  If the proposed Reverse Stock Split is implemented, our common stock will continue to be reported on the  OTC Bulletin Board under the symbol “GNPI.OB”, unless we choose to list our common stock on another market or exchange.

The proposed Reverse Stock Split will not affect the par value of our common stock.  As a result, on the Effective Date of the Reverse Stock Split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

The proposed Reverse Stock Split will not affect the rights, preferences and privileges of the Series W Preferred Stock, and will not reduce the number of Series W Preferred Stock outstanding.  There are currently outstanding 100 shares of Series W Preferred Stock, all of which were issued to The Weinstein Company Holdings LLC and its first-tier subsidiary, W-G Holding Corp., in connection with the TWC Transaction described below under “Change in Control – The Weinstein Transaction”.  If implemented, following the Reverse Stock Split, the outstanding shares of Series W Preferred Stock will continue to have the same voting rights as currently set forth under the provisions of our Restated Certificate of Incorporation, which are summarized above under “—Vote Required.”  In addition, the Series W Preferred Stock will continue to have the same dividend and liquidation rights and will remain non-convertible following the Reverse Stock Split.  Under our Restated Certificate of Incorporation, the Series W Preferred Stock is entitled to receive dividends when, as and if declared by our Board and is entitled to a minimal liquidation preference equal to $0.01 per share plus all accrued but unpaid dividends in the event of the liquidation, dissolution, winding-up or sale or other dispositions of all or substantially all of the assets of the Company.

Payment for Fractional Shares

We would not issue any fractional shares in connection with the Reverse Stock Split. Instead, any fractional share resulting from the Reverse Stock Split would be rounded down to the nearest whole share. Stockholders who would be otherwise entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would be otherwise entitled, multiplied by the closing trading price of our common stock on the trading day immediately before the Effective Date.

Exchange of Stock Certificates

The conversion of the shares of our common stock under the Reverse Stock Split will occur automatically on the Effective Date. This will occur regardless of when stockholders physically surrender their stock certificates for new stock certificates.

Our transfer agent, Interwest Transfer Company, would act as exchange agent (“Exchange Agent”) to implement the exchange of stock certificates and the distribution of any cash in lieu of fractional shares. As soon as practicable after the Effective Date, the Company or the Exchange Agent will send a letter to each stockholder of record at the Effective Date for use in transmitting certificates representing shares of our common stock (“Old Certificates”) to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of common stock to be issued following the Reverse Stock Split (the “New Common Stock”). No new stock certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. Consequently, you will need to surrender your Old Certificates before you will be able to sell or transfer your stock.

Stockholders will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of common stock have been converted as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of New Common Stock to which these stockholders are entitled.

We estimate that our aggregate expenses relating to the Reverse Stock Split will be approximately $25,000.   All expenses of the exchange of certificates will be borne by us.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Accounting Consequences

The par value of our common stock would remain unchanged at $.0001 per share after the Reverse Stock Split.  However, the common stock as designated on our balance sheet would be adjusted downward in respect of the shares of the New Common Stock to be issued in the Reverse Stock Split such that the common stock would become an amount equal to the aggregate par value of the shares of New Common Stock being issued in the Reverse Stock Split, and that the Additional Paid-In Capital as designated on our balance sheet would be increased by an amount equal to the amount by which the common stock was decreased. Additionally, net income (loss) per share would increase proportionately as a result of the Reverse Stock Split since there will be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendments to our charter to effect the Reverse Stock Split, if implemented, and we will not independently provide our stockholders with any such rights.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain U.S. federal income tax considerations of the proposed Reverse Stock Split.  It addresses only U.S. Stockholders (as defined herein) who hold the pre-Reverse Stock Split shares and post-Reverse Stock Split shares as capital assets.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).  It does not address tax considerations under state, local, foreign and other laws.

As used herein, the term “U.S. Stockholder” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under (or treated for U.S. federal income tax purposes as created or organized in or under) the laws of the United States or any state thereof or the District of Columbia, (iii) an estate subject to U.S. federal income taxation without regard to the source of its income, and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. fiduciaries have the authority to control all of the trust’s substantial decisions, or (b)  the trust has in effect a valid election to be treated as a United States person within the meaning of the U.S. Treasury Regulations.  The discussion does not address the U.S. federal income tax considerations that affect the treatment of an entity that is a partnership for U.S. federal income tax purposes and that holds the pre-Reverse Stock Split shares and post-Reverse Stock Split shares, or the partners of such partnership.  Such partnerships and their partners should consult their own tax advisors.  The discussion does not purport to be complete and does not address stockholders subject to special rules, such as stockholders that are not U.S. Stockholders, or that are financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, stockholders who hold the pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction or other risk reduction strategy, stockholders who hold the pre-Reverse Stock Split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation.  Furthermore, we have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split.

ACCORDINGLY, ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code.  Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. Stockholder generally will not recognize gain or loss on the Reverse Stock Split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares.  The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split shares who receives cash in lieu of a fractional share interest in the post-Reverse Stock Split shares will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received.  Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if held more than one year.  It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange rather than separately bargained-for consideration. It is also assumed that the Reverse Stock Split is not being undertaken to increase any stockholder’s proportionate ownership of the Company.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

CHANGE IN CONTROL – THE WEINSTEIN TRANSACTION

On July 21, 2006, we completed a strategic transaction with The Weinstein Company Holdings LLC (“TWC Holdings”) and launched a venture named Genius Products, LLC to exploit the exclusive U.S. home video distribution rights to feature films and direct-to-video releases owned or controlled by The Weinstein Company LLC (“TWC”).  Under the terms of the transaction, we contributed substantially all of our assets, employees and businesses to Genius Products, LLC (the “Distributor”).  The Distributor also holds the exclusive U.S. home video distribution rights for filmed entertainment and direct-to-video product of TWC pursuant to a Distribution Agreement between the Distributor and TWC dated July 17, 2006.  The Distributor also operates the former businesses of Genius Products, Inc., including the marketing, sales and distribution of other major branded entertainment content.

The Distributor is owned 70% by TWC Holdings and its first-tier subsidiary, W-G Holding Corp., and 30% by us.  Our interest in the Distributor consists of Class G Units representing a 30% membership interest in the Distributor, and the interest of TWC and W-G Holding Corp. consists of Class W Units representing a 70% membership interest in the Distributor.  The 70% interest in the Distributor is redeemable by the holders, at their option, for up to 70% of our outstanding common stock, or with their approval, cash.

In connection with this transaction, on July 21, 2006 we issued to TWC Holdings and its first-tier subsidiary, W-G Holding Corp., an aggregate of 100 shares of our Series W Preferred Stock.  The Series W Preferred Stock provides the holders with (a) the right to elect five of seven members of our Board of Directors, (b) voting power of up to 70% of our outstanding shares over all actions requiring approval of our stockholders (subject to adjustment), and (c) the right to approve certain specified actions by the Company.  The Series W Preferred Stock has rights to receive dividends only if declared by the Board and minimal liquidation value.  At the closing, we amended and restated our Certificate of Incorporation to, among other things, provide for the designation of the Series W Preferred Stock.  As a result of these transactions with TWC, a change in control of our Company occurred.

Additional information regarding the transaction with TWC is available in our definitive proxy statement relating to the transaction filed with the Securities and Exchange Commission (“SEC”) on June 29, 2006.  See “Miscellaneous” below on how to obtain a copy of the definitive proxy statement and other SEC filings made by us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock and Series W Preferred Stock as of August 31, 2007, by (i) each person who is known by the Company to own beneficially more than 5% of our Common Stock or Series W Preferred Stock, (ii) each of the Company’s directors and named executive officers (as defined in the rules and regulations of the SEC) and the executive officers of Genius Products, LLC (the “Distributor”), and (iii) all of the Company’s executive officers, directors and all of the executive officers of the Distributor as a group, in each case based on (a) the Company’s outstanding common stock and Series W Preferred Stock as of August 31, 2007 and (b) the most recent Statements of Beneficial Ownership filed by the applicable shareholder and/or internal Company records.  Except as otherwise listed below, the address of each person is c/o Genius Products, Inc., 2230 Broadway, Santa Monica, California 90404.  As of August 31, 2007, there were outstanding 67,381,344 shares of our common stock and 100 shares of our Series W Preferred Stock.

	Shares Beneficially Owned (1)
Name of Owner of Common Stock	Number		Percent
Bradley A. Ball	0		0%
Stephen K. Bannon	829,520	(2)	*
Mitch Budin	180,000	(3)	*
Trevor Drinkwater	2,100,000	(4)	3.12%
James G. Ellis	429,520	(5)	*
Herbert Hardt	330,790	(6)	*
Larry Madden	0		0%
Christine Martinez	255,000	(7)	*
John Mueller	625,000	(8)	*
Michael Radiloff	142,500	(9)	*
Irwin Reiter	0		0%
Rodney Satterwhite	297,000	(10)	*
Michel Urich	200,000	(11)	*
All directors and officers as a group (13 persons)	5,389,330	(12)	7.99%
Bonanza Master Fund, Ltd.	5,199,429	(13)	7.72%
Janus Capital Management	7,239,130	(14)	10.74%
Stephens Investment Management, LLC	3,641,787	(15)	5.40%
Wellington Management Company LLP	8,486,730	(16)	12.59%

Name of Owner of Series W Preferred Stock	Number		Percent
W-G Holding Corp.	1.42857	(17)	1.43%
The Weinstein Company Holdings LLC	98.57143	(17)	98.57%

*           Represents less than 1% of our common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 2007, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.  Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.  The information reflected in this table is based on the Company’s review of the most recent SEC filings for the individuals and entities listed above and the Company’s internal records.

(2)	Includes outstanding options to purchase 829,520 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 1,000,000 shares exercisable after that period.

(3)	Includes outstanding options to purchase 180,000 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 120,000 shares exercisable after that period.

(4)	Includes outstanding options to purchase 2,100,000 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 1,000,000 shares exercisable after that period.

(5)	Includes outstanding options to purchase 429,520 shares exercisable within 60 days of August 31, 2007.

(6)	Includes outstanding options to purchase 330,790 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 198,730 shares exercisable after that period.

(7)	Includes outstanding options to purchase 255,000 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 45,000 shares exercisable after that period.

(8)	Includes outstanding options to purchase 625,000 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 125,000 shares exercisable after that period.

(9)	Includes outstanding options to purchase 142,500 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 157,500 shares exercisable after that period.

(10)	Includes outstanding options to purchase 297,000 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 183,000 shares exercisable after that period.

(11)	Includes outstanding options to purchase 200,000 shares exercisable within 60 days of August 31, 2007.

(12)	Includes outstanding options to purchase 5,389,330 shares exercisable within 60 days of August 31, 2007. Excludes outstanding options to purchase 2,829,230 shares exercisable after that period.

(13)
Bonanza Master Fund, Ltd. is managed by Bonanza Capital, Ltd., which is managed by Bonanza Fund Management, Inc.  The number of shares indicated includes warrants to purchase 783,830 shares of common stock exercisable within 60 days of August 31, 2007.  The mailing address for Bonanza Master Fund, Ltd. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201.

(14)
The securities reported herein are held by Janus Investment Fund, on behalf of its Series Janus Venture Fund, which is managed by Janus Capital Management.  The number of shares includes (i) 5,814,130 shares held directly by Janus Capital and (ii) a warrant to purchase 1,425,000 shares of common stock.  However, the warrant provides that the number of shares that may be acquired upon exercise of the warrant is limited to the extent necessary to ensure that the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise).  The mailing address for Janus Investment Fund is c/o Janus Capital Management, 151 Detroit Street, Denver, Colorado 80206.

(15)
Stephens Investment Management, LLC, in its capacity as investment adviser, may be deemed to beneficially own 3,641,787 shares which are held of record by clients of Stephens Investment Management, LLC.  The principal business address of Stephens Investment Management, LLC is One Sansome Street, Suite 2900, San Francisco, California 94104.

(16)
Wellington Management LLP, in its capacity as investment adviser, may be deemed to beneficially own 8,486,730 shares which are held of record by clients of Wellington Management LLP.  The principal business address of Wellington Management LLP is 75 State Street, Boston, Massachusetts 02109.

(17)	The principal business address for each of W-G Holding Corp. and The Weinstein Company Holdings LLC is 345 Hudson Street, 13th Floor, New York, New York 10014.

INTEREST OF CERTAIN PERSONS
IN OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his or her role as an officer or director of the Company.   No director of the Company opposed the proposed actions taken by the Company set forth in this Information Statement.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested the Company to include any proposal in this Information Statement.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our common stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith.  Additional copies of this Information Statement may be obtained at no charge by writing to us at:  Genius Products, Inc., 2230 Broadway, Santa Monica, California  90404.

MISCELLANEOUS

One Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address.  Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.   In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (310) 453-1222  or by mail to our address at Genius Products, Inc., 2230 Broadway, Santa Monica, California  90404, Attn: Corporate Secretary.

The Company files annual, quarterly and current reports, proxy statements, and registration statements with the SEC.  These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

BY ORDER OF THE BOARD OF DIRECTORS OF GENIUS PRODUCTS, INC.

By: /s/ Trevor Drinkwater Trevor Drinkwater, Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GENIUS PRODUCTS, INC.

The undersigned, Trevor Drinkwater and Michel Urich, hereby certify that:

1.    They are the Chief Executive Officer and Secretary, respectively, of Genius Products, Inc., a Delaware corporation (the “Corporation”).  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 2, 2005, and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2006.

2.    Article IV, Part A of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

“A.    Classes of Stock.

Effective as of 5:00 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each outstanding [*] shares of Common Stock shall be combined and converted into one share of Common Stock, par value $0.0001 per share (the “Reverse Stock Split”).  No fractional shares shall be issued in the Reverse Stock Split and, in lieu thereof, any holder of less than one share of Common Stock immediately after the Reverse Stock Split shall be entitled to receive cash for such holder’s fractional share based upon the fair market value of the Common Stock as of the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, as such fair market value is determined by the Corporation’s Board of Directors.  Whether or not the Reverse Stock Split would result in fractional shares for a holder of record shall be determined on the basis of the total number of shares of Common Stock held by such holder of record at the time that the Reverse Stock Split occurs.

The total number of shares of stock which the Corporation shall have the authority to issue is 310,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $0.0001 per share, and 10,000,000 shares of Preferred Stock with a par value of $0.0001 per share.

Any of the shares of Preferred Stock may be issued from time to time in one or more series.  Subject to the limitations and restrictions in this Article IV, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.”

*  The stockholders of the Company approved the combination of any whole number of shares of Common Stock between and including five and eight into one share of Common Stock as follows: one-for-five, one-for-six, one-for-seven and one-for-eight.   If the Board of Directors determines to proceed with the reverse stock split, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include the specific number in the discretion of the Board of Directors.

3.    This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on this ____ day of _______, 2007.

Trevor Drinkwater Chief Executive Officer Michel Urich Secretary